PROMISSORY NOTE

$100,000

January 5, 2001

The undersigned, Kevin G. McBride ("Payor"), promises to pay to Green Mountain Coffee Roasters, Inc., a Vermont corporation ("Payee") or order, the principal sum of ONE HUNDRED THOUSAND and no/100 DOLLARS ($100,000) with interest accruing on the unpaid principal balance at a rate equal to the highest Prime Rate as reported during the period this Note is outstanding by the Wall Street Journal. The entire unpaid principal and accrued interest shall be due and payable on the earlier to occur of (i) January 20, 2001 or (ii) the receipt by Payor of the proceeds of an anticipated loan from Merrill Lynch.

Such payments shall be made at Payee's place of business located at 33 Coffee Lane, Waterbury, VT 05676 or at such other place as the holder hereof may designate in writing, and such payments and any other sum due hereunder shall be made in lawful money of the United States of America.

This Note may be prepaid without penalty.

In the case of default, the Payor agrees to pay the reasonable cost of collection, including reasonable attorneys' fees.

Every maker, guarantor and endorser waives presentment, demand, protest, and notice and agrees that the time of payment may be extended without notice or previous consent.

PAYOR:
/s/ Kevin G. McBride
 Kevin G. McBride